UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2007

IRON MOUNTAIN INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue

Boston, Massachusetts 02111

(Address of principal executive offices, including zip code)

(617) 535-4766

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01.  Other Events.

On January 11 2007, we announced that we priced an underwritten public offering of €225 million in aggregate principal amount of 6-3/4% Euro Senior Subordinated Notes due 2018, or the 6-3/4% Notes. The 6-3/4% Notes will be sold at 98.990% of par, which is priced to yield 6.875%, or a purchase price of €989.90 per €1,000 principal amount of notes, plus accrued interest from October 17, 2006.  The net proceeds to the Company are expected to be approximately €219.2 million, after paying the underwriters’ discounts and commissions and estimated expenses (excluding accrued interest payable by purchasers of the notes from October 17, 2006).  These net proceeds will be used to repay outstanding indebtedness under the Company’s term loan and revolving credit facilities, to fund the possible repayment, repurchase or retirement of other indebtedness and for general corporate purposes, including possible future acquisitions and investments.  The closing of the offering is expected to occur on January 19, 2007 and is subject to customary closing conditions.  A copy of our press release announcing the pricing of the public debt offering is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The public debt offering of the 6-3/4% Notes will be made only by means of a prospectus supplement. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Exhibit Description
1.1

Underwriting Agreement, dated as of January 11, 2007, by and among Iron Mountain Incorporated, certain subsidiaries of Iron Mountain Incorporated and Bear, Stearns International Limited and Bear, Stearns & Co. Inc. on behalf of itself and the other underwriters named in Schedule I thereto.

99.1	Press Release of Iron Mountain Incorporated dated January 11, 2007, regarding the pricing of Iron Mountain Incorporated’s public debt offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED
(Registrant)

	By:	/s/ GARRY B. WATZKE
	Name:	Garry B. Watzke
	Title:	Senior Vice President and General Counsel

Date: January 12, 2007